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                                                                   Exhibit 10.10

March 27, 2000

Mr. Andrew Reddick
5105 Talton Circle
Raleigh, NC   27612

Dear Andy:

On behalf of Adolor Corporation (the company), I am pleased to extend to you an offer to join our company. The purpose of this letter is to detail the terms and conditions of your employment with the company.

Position:   Senior Vice President of Commercial Operations and Chief Operating
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            Officer

Reporting:  John Farrar, Ph.D., Chief Executive Officer
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Duties:     Leadership of the marketing, sales, business development and
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            manufacturing functions of the company; assist the Chief Executive
            Officer in the overall management and leadership of the company.

Compensation:  Your compensation package will include the following:
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     Base Salary:  $20,833.33 per month (equivalent to an annual base salary of
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     $249,999.56) subject to standard payroll deductions and withholdings.

     Sign-on Bonus:  $50,000, with $25,000 payable with the first paycheck
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     following commencement of employment and the additional $25,000 payable on
     January 1, 2001.

     Performance Bonus:  Based on annual performance goals to be mutually
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     determined by the Chief Executive Officer and yourself and approved by the
     Board of Directors, a target bonus of 30% of annual base salary payable annually based on the relative achievement of such performance goals.

Equity:  On the date of written acceptance of employment, you will be granted an
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option to purchase 1,100,000 shares of Common Stock of the company on a pre-
split basis prior to the reverse split contemplated in connection with the company's proposed initial public offering, at the price of $1.333/share on a pre-split basis. The shares subject to the option will vest over a four-year period at a rate of 1/48/th/ of the shares per month. The options will be granted pursuant to the company's Amended and Restated 1994 Equity Compensation Plan (the equity compensation plan). Your option agreement will provide that,
(i) if your employment is terminated without Cause (as defined below) or by Constructive Termination (as defined below) prior to a Change of Control (as defined in the equity compensation plan), you will immediately
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vest in those options that you would otherwise vest in during the 12 month period immediately following such termination, (ii), if, following a Change of Control that occurs within one year following the date of commencement of your employment, your employment is terminated without Cause or by Constructive Termination, you will immediately vest in that number of unvested options so that you will have vested in options in the aggregate equal to 75% of the 1,100,000 options referred to above, (iii) if, following a Change of Control that occurs more than one year following the date of commencement of your employment, your employment is terminated without Cause or by Constructive Termination, you will immediately vest in that number of unvested options so that you will have vested in options in the aggregate equal to 100% of the 1,100,000 options referred to above, (iv), if, following a Change of Control that occurs within one year following the date of commencement of your employment, your employment continues, you will immediately vest in that number of unvested options so that you will have vested in options in the aggregate equal to 50% of the 1,100,000 options referred to above and any remaining unvested options will vest at the rate of 1/24/th/ per month on each monthly anniversary of the Change of Control and (v) if, following a Change of Control that occurs more than one year following the date of commencement of your employment, your employment continues, you will immediately vest in that number of unvested options so that you will have vested in options in the aggregate equal to 75% of the 1,100,000 options referred to above and any remaining unvested options will vest at the rate of 1/12/th/ per month on each monthly anniversary of the Change of Control.

Benefits:   You will receive all the employment benefits available to full time,
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            executive level employees of the company. These currently include a
            Blue Cross/Blue Shield medical plan, dental insurance coverage, Long
            Term Disability Insurance, Group Life Insurance and a 401(k) savings plan. As is the current practice in our industry, we ask that employees contribute a portion of the medical and dental insurance premiums. You will also be entitled to take three weeks of paid vacation on an annual basis. Benefits are subject to change from time-to-time, at the discretion of the company.

Relocation Expenses:   Your relocation must occur within one year of
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commencement of employment.  The company will reimburse you or directly pay for documented expenses for the following but such reimbursement, including any tax gross up, will not exceed $100,000.

     Seller closing costs including:  Broker's commission up to 6% of the
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     selling price; attorney'' fee; transfer fees; title fees; termite inspection; property survey.

     Buyer closing costs including:  (For purchase of home in Pennsylvania) Loan
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     origination fees not to exceed 2.0 points based on the loan amount;
     appraisal, inspection, document preparation, tax service, notary fees and the like; credit report; title insurance search; inspections; and attorney's fees not to exceed 1% of the home purchase price.

     Househunting Trips:  Up to a maximum of two househunting trips for you and
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     your wife.
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     Moving Expenses:  The following expenses will be covered; Packing and
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     transporting household goods.  Unpacking, storage, delivery from storage and replacement value insurance coverage. Household goods will be moved from one location at origin to one location at destination with allowance for sixty (60) days of temporary storage.

     Gross-up:  All taxable relocation payments will be grossed up and will
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     include calculation of state and federal taxes resulting from the payment to you, or for you, of the relocation expenses.

Temporary Living Expenses:  If necessary, actual reasonable temporary living
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expenses, including a furnished apartment or hotel room, and economy air travel expenses on a weekly basis will be reimbursed or paid directly by the company for a maximum period until September 2, 2000. All temporary living expenses will be reimbursed or paid directly by the Company as business expenses.

Housing Differential Allowance:  To help defer the increased cost of housing in
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the Pennsylvania area, the Company will provide you with a $50,000.00 housing differential payment at the time you close escrow on a home within a 50 mile radius of the company's principle office in Malvern, Pennsylvania. In order to qualify for this payment, the purchase of the home must be completed within one year of the date of commencement of your employment and the purchase price of the purchased house must be at least $100,000 more than the actual sales price, or appraised value of your home in North Carolina. This payment will be taxable income and will not be grossed up for tax purposes.

Severance Pay:  If your employment with the company is terminated without Cause
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or by Constructive Termination (as defined below), you will receive your base salary and benefits for 9 months. In the case of a Change of Control followed by termination without Cause or by Constructive Termination, you will receive your base salary and benefits for 9 months. For all purposes relating to your employment, compensation and benefits "Cause" shall mean (i) conviction for committing a felony under federal law or of the state in which such action occurred, (ii) dishonesty in the course of fulfilling your employment duties or
(iii) willful and deliberate failure to perform your employment duties in any material respect.

          "Constructive Termination" shall mean either (i) a substantial reduction in Employee's duties, responsibilities or (ii) any substantial downward change in Employee's compensation or benefits, except for compensation and benefit changes which are consistent with downward changes for all company executives or (iii) employee's principal place of work is relocated by a distance of 100 miles or more. Constructive Termination as defined in (i)-(iii) above will not be applicable in the case where the employee has not contracted to build or purchase his principal place of residence to within 50 miles radius of the company's principle office in Malvern, Pennsylvania by December 1, 2000 or has
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          written mutual agreement with the Chief Executive Officer to extend this date.

Employment at Will:  Your employment will be at will, which means it may be
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terminated at any time by you or the Company.

The Date of Commencement of your employment shall be defined as the first day of your full time employment with the Company and will be no later than May 1, 2000.

As a condition of employment with the company we require that you sign an Employee Non-competition, Nondisclosure and Development Agreement. We will negotiate in good faith the terms of such Employee Non-competition, Nondisclosure and Development Agreement prior to commencement of employment. If you wish to accept this offer based on the terms defined in this letter, please sign, date and return the letter in the envelope enclosed.

This letter contains the complete, final and exclusive embodiment of the terms of your employment with the company. This agreement shall be binding upon the company and its successors and assigns. This letter shall be governed by Pennsylvania law without regard to conflict of laws principles.

We believe we are far along in the process of assembling a world class team and a broad and deep technology portfolio. We hope that you will join us in building a pre-eminent pharmaceutical company. If the foregoing accurately reflects our agreement, please so indicate by signing where indicated below and returning the enclosed duplicate copy of this letter to me.

This offer will remain open until 8:00 a.m. EST on Tuesday, March 28, 2000.

                              /s/ John J. Farrar
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                              John Farrar, Ph.D.
                              Chief Executive Officer
                              Adolor Corporation

The foregoing is agreed and accepted.

/s/ Andrew Reddick                                       3/27/00
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Mr. Andrew Reddick                                        Date